Exhibit 99.3

SEPARATION, SEVERANCE AND CONSULTING AGREEMENT

AGREEMENT dated this 18th day of May, 2006, by and between Carsen Group Inc., a corporation organized under the laws of Ontario, Canada (the “Company”) and William J. Vella (“Vella”).

R E C I T A L S:

A.            Vella currently serves as President of the Company.

B.            Vella and the Company are parties to a Letter Agreement dated June 20, 2005 (the “Severance Agreement”) which provides for, among other things, (i) Vella’s right to terminate his employment at any time after August 30, 2006, (ii) the Company’s obligation to pay severance to Vella upon such termination, and (iii) the right of the Company to require Vella to continue his employment for up to ninety (90) days following July 31, 2006, all on the terms set forth therein.

C.            Simultaneously with the execution of this Agreement, the Company has entered into an Asset Purchase Agreement with Carsen Medical Inc. (“CM”), a newly formed corporation affiliated with Vella, which will be purchasing certain assets of the Company on July 31, 2006 in connection with the winding-down of the Company (the “CM Purchase Agreement”). In addition, Minntech Corporation, an affiliate of the Company, has agreed that CM will serve as the exclusive distributor of Minntech’s Medivators product line in Canada commencing August 1, 2006.

D.            The Company has entered into an Asset Purchase Agreement dated as of May 16, 2006 with Cantel Medical Corp., the sole stockholder of the Company (“Cantel”), Olympus America Inc., Olympus Surgical & Industrial America, Inc., and Olympus Canada Inc. (the “Olympus Purchase Agreement”) under which the Company will be selling a substantial portion of its assets to Olympus. As a result of the Olympus Purchase Agreement and the CM Purchase Agreement, the Company will have no further business operations after July 31, 2006.

E.             In light of the CM Purchase Agreement and the distribution rights being granted to CM, as well as the reduced scope of the Company’s anticipated wind-down since the signing of the Severance Agreement due to the expanded nature of the Olympus Purchase Agreement, (i) the parties no longer desire for Vella to serve as an employee of the Company after July 31, 2006 and (ii) commencing August 1, 2006, the Company desires to engage Vella to serve as a consultant and Vella is desirous of serving as a consultant. As such, the parties desire to cancel the Severance Agreement and provide for new severance terms as well as the consulting obligations of Vella following July 31, 2006, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Vella as follows:

1.                                       Termination of Employment; Severance Terms.

1.1           Vella’s employment with the Company will terminate on July 31, 2006, effective at midnight on such date, at which time Vella does hereby resign as an officer and director of the Company. No further notice or action by Vella or the Company will be required for such termination of employment and resignations to take effect.

1.2           The Company will pay to Vella severance in an aggregate amount equal to CDN$1,062,626, of which CDN$900,000 will be payable on July 31, 2006 and the balance of CDN$162,626 will be payable on January 1, 2007. Vella will also be entitled, for a period of three (3) months following July 31, 2006 to medical and health care benefits, either under the current or similar plans of the Company or through reimbursement by the Company, to the same extent as currently enjoyed by Vella as an employee of the Company.

1.3           In addition, on July 31, 2006, all stock options held by Vella which were granted under an employee stock option plan of Cantel shall automatically vest in full and become exercisable for all of the shares thereunder.

1.4           The compensation payable to Vella under this Section 1 shall be in lieu of any and all severance pay, termination pay and other compensation that would otherwise be payable to Vella under the applicable laws, rules and regulations of Canada and the Province of Ontario in connection with the termination of Vella’s employment, and subject to Vella’s receipt of all amounts payable to Vella hereunder, Vella irrevocably waives any other such severance pay, termination pay, compensation or other entitlement from the Company or Cantel. The compensation set forth herein, is in addition to any and all base pay, discretionary bonus and vacation pay due to Vella in connection with his employment with the Company through July 31, 2006.

2.                                       Consulting Services.

2.1           Term. Following the termination of his employment with the Company, Vella agrees to perform consulting services to the Company for the period commencing on August 1, 2006 and ending January 31, 2007 (the “Consulting Term”). Vella acknowledges that as a consultant he will be providing services hereunder solely as an independent contractor. Vella further acknowledges that during the Consulting Term he will not be an employee of the Company, and will not be entitled to any Company employment rights or benefits. The Company may terminate the Consulting Term at any time prior to January 31, 2007, with or without cause, upon not less than five (5) days’ written notice.

2.2           Duties. The duties of Vella will consist of assisting the Company in its wind-down and assisting the Company in the performance of its post-closing obligations under the Olympus Purchase Agreement. The specific duties assigned by the Company to Vella will generally consist of (i) ensuring that the Company does not have any property remaining at its current facilities, (ii) supervising and ensuring the preparation of post-closing schedules required to be delivered by the Company under the Olympus Purchase Agreement, (iii) reviewing, analyzing and discussing with officers of Cantel the post-closing schedules delivered by Olympus under the Olympus Purchase Agreement, (iv) assisting in the resolution of any disputes with Olympus related to the post-closing schedules or other matters arising under the Olympus Purchase Agreement, (v) supervising the closing of the Company’s books as at July 31, 2006 and the preparation of financial statements, financial reports and related year-end documents required by Cantel in connection with its year-end consolidation (vi) supervising the preparation of tax returns for the periods ending July 31, 2006 and October 31, 2006 (e.g., payroll taxes, income taxes, etc.) and (vi) such further duties as may be reasonably requested and assigned to him during the Consulting Term by the Company. Vella may perform his duties hereunder in the Olympus designated “Carsen work room” at the Company’s current Markham facility being taken over by Olympus or such other location as Vella believes to be suitable. It is anticipated that most of Vella’s services hereunder will be of a supervisory nature and will be limited in time and scope. The Company acknowledges that Vella will be operating a new business during the Consulting Term and generally will be providing his services hereunder on an as-needed or as-requested basis. Vella agrees to perform the duties associated with his services hereunder to the best of his abilities, and shall faithfully devote his time and efforts hereunder so as to advance the best interests of the Company. Vella acknowledges that generally he will be receiving instructions hereunder from directors of the Corporation, as well as certain executive officers of Cantel.

2.3           Compensation. For the services rendered by Vella for the Company hereunder, the Company shall pay Vella a consulting fee based on a rate of CDN$300.00 per hour. Vella will maintain reasonable time records of services and will invoice the Company on a semi-monthly basis. During the Consulting Term, Vella will also be entitled to reimbursement by the Company for reasonable expenses (not to include automobile related expenses) incurred in connection with his services to the Company hereunder (consistent with the Company’s expense reimbursement policy in effect on the date hereof) upon delivery of invoices or other appropriate documentation requested by the Company (or Cantel). All amounts payable or which become payable hereunder shall be subject to any deductions and withholding required by law. A copy of all invoices delivered under this Section 2.3 will be sent by Vella to the Chief Financial Officer of Cantel (at its address set forth in Section 3.3) for review and approval. Invoices will be paid by the Company within twenty (20) days of receipt. During the Consulting Term neither party shall hold itself out as having the authority to bind the other, except in instances where the same has been expressly approved.

3.                                       Miscellaneous.

3.1           The parties acknowledge and agree that the Severance Agreement is hereby cancelled and replaced and superseded by this Agreement.

3.2           This Agreement is entered into in the Province of Ontario and shall be governed pursuant to the laws of Ontario. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective. This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein. This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

3.3           Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company or Cantel:

Carsen Group Inc.
c/o Cantel Medical Corp.
150 Clove Road - 9th Floor
Little Falls, NJ  07424
Attention: General Counsel

If to Vella:

William J. Vella
1618 Amberlea Road
Pickering, Ontario, Canada L1V 5P3

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CARSEN GROUP INC.

By:	/s/ James P. Reilly
James P. Reilly, Director

/s/ William J. Vella
William J. Vella